Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of the 4th day of December 2012 (the "Effective Date"), by and between Security National Financial Corporation, a Utah corporation (the "Company") and Scott M. Quist ("Quist").

WITNESSETH:

WHEREAS, Quist has served as Chairman of the Board and Chief Executive Officer of the Company since September 2012, as its President since 2002, and as a director since 1986, and continues to serve in these positions; and

WHEREAS, the Company desires to secure the continued services of Quist as Chairman of the Board, President and Chief Executive Officer of the Company and as a director, and considers his services to be unique and essential to the continued growth, expansion and profitability of the Company's business; and

WHEREAS, Quist desires to continue to make his services and expertise available to the Company on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties hereto hereby agree as follows:

1.  Employment in Executive Capacity. The Company hereby agrees to continue to employ Quist as Chairman of the Board, President and Chief Executive Officer of the Company and Quist hereby accepts such employment, for a six year term beginning December 4, 2012 and ending December 4, 2018, upon the terms and conditions set forth herein. Additionally, the Company shall use its best efforts to cause Quist to be elected as a member of the Company's Board of Directors (the "Board of Directors") during the term of this Agreement.

2.  Employee Agrees to Devote Full Time. Quist agrees to such employment and agrees to devote his full time and attention to the performance of his duties hereunder, which shall include such additional duties as may be assigned to him from time to time by the Board of Directors.

3.  Employee to be Officer. During the term of this Agreement and each renewal thereof, it is agreed that Quist shall be elected as Chairman of the Board, President and Chief Executive Officer of the Company.

4.  Compensation. In consideration of the services to be rendered by Quist as an officer of the Company, the Company agrees to pay Quist, and he agrees to accept, compensation at not less than his current rate of compensation including benefits. It is agreed that the term "current rate of compensation" does not include such items as stock option grants or incentive or similar bonuses as may be granted by the Board of Directors from time to time. It is agreed that on the yearly anniversary date of this Agreement or such other time as the Board of Directors may see fit, the compensation being paid to Quist shall be reviewed by the Board of Directors and adjusted by the Board of Directors as it sees fit, but in no event shall compensation be less than the current rate of compensation. Quist shall also be entitled to all frequent flyer miles or similar benefits accrued to him in the course of his duties either directly by travel, method of purchase, or otherwise. Quist shall be entitled to reimbursement for any and all reasonable expenses associated with his duties incurred by him in the performance of his duties.

5.  Vesting of Agreement Except for Cause Termination.  Unless otherwise agreed to in writing, the benefits of this Agreement shall vest and shall not be subject to forfeiture except for cause.

6.  Term. The term of the Agreement shall commence on the Effective Date and shall end on December 4, 2018. The Board of Directors may in its sole discretion, however, extend the term of the Agreement for an additional four year term beginning on December 4, 2018, provided that Quist has continued to perform his duties with usual and customary care, diligence and prudence commensurate with his position with the Company.

7.  Disability. In the event Quist is unable to perform the duties provided for hereunder because of illness or accident, then Quist shall be entitled to three-fourths (75%) of the current rate of compensation provided for hereunder for a term of five (5) years from the date of the commencement of said disability pursuant to such illness of accident. In lieu of the benefit provided in this paragraph, the Company may purchase a disability policy. To the extent that any such policy were to pay a benefit in excess of three-fourths of the current rate of compensation provided for hereunder, then no additional benefit shall be due under this paragraph. To the extent any such benefit is less than three-fourths of the current rate of compensation, then this paragraph shall be interpreted to pay an amount sufficient to bring the benefit to three-fourths of the current rate of compensation.

8.  Pension Plan. The Company agrees to provide an Employee Stock Ownership Plan (ESOP), a Employee 401(k) Retirement Savings Plan, a Deferred Compensation Plan, and a non-qualified profit sharing plan or similar arrangements for Quist and to make a contribution to the plans on behalf of Quist consistent with the Company's past and current practices regarding other executive officers of the Company.

9.  Insurance. The Company agrees to maintain a term life insurance policy in the amount of not less than $1,000,000 on the life of Quist, who shall have the right to designate the beneficiaries and the owner or owners of that policy. Such policy shall terminate upon retirement but if possible will be converted to an individual policy in favor of Quist. It is agreed that the premiums for his policy shall be paid by the Company until retirement or other termination. The Company further agrees to maintain a Whole Life Insurance Policy in the amount of $500,000 on the life of Quist, who shall have the right to designate the beneficiaries and the owner or owners of that policy. It is agreed that all premiums for both policies shall be paid by the Company until retirement or other termination. Employee agrees that it is his responsibility to locate and procure such coverage. Employee represents that he is capable of qualifying for such coverages under standard rates and conditions. If, for whatever reason, Employee does not so qualify then the benefit to be paid under this paragraph is the premium amounts that would be paid assuming standard rates and conditions. The Company agrees to purchase a group hospitalization policy for Quist providing family coverage for his spouse and minor children with benefits consistent with the Company's past and current practices regarding other executive employees of the Company such coverage to be provided until retirement or other termination.

10.  Automobile. The Company agrees to furnish Quist, until retirement or other termination, with an automobile, including reasonable maintenance expenses, consistent with past practices, with payments to be made by the Company.

11.  Merger or Sale. In the event the business conducted by the Company is acquired by another entity through acquisition of assets, merger, or otherwise, this Agreement shall be binding upon any such successor organization and that any such agreements having as their subject such combination shall specifically adopt this Agreement. However, if as a consequence of any such combination, Quist is unable to continue his employment at the same salary, terms, and conditions, then and in that event, and in addition to the Retirement Benefits contained in paragraph 12, the Company agrees to pay Quist full salary plus all benefits, including bonuses and stock options, for a term of seven (7) years from the date of his termination. If, in Quist's complete discretion, he determines that any of the benefits (specifically to include the benefits of this Merger or Sale (paragraph 11) and the Retirement Benefits of Paragraph 12), which are the subject of this Agreement are in jeopardy for any reason, then he shall have the right to have such benefits pre-funded in an escrow account of his choosing. In the event Quist is able to negotiate an employment agreement with a successor entity that is equal to or more favorable than this Agreement, then this provision shall be void. In the event that Quist is able to negotiate an employment agreement with the successor entity that is less favorable than the terms contained herein, then this Agreement shall be interpreted so as to make up the shortfall in compensation such that Quist shall receive the amounts or benefits that he would have received under this Agreement.

12.  Retirement Benefits. Quist shall be entitled to receive an annual retirement benefit commencing one month from the date of his retirement (to commence no sooner than age 65), five years following complete disability or the completion of Paragraph 6, or termination of his employment without cause whenever occurring, in an amount equal to three-fourths (75%) of his then current rate of compensation. This benefit shall be paid annually for twenty (20) years. In the event that Quist dies prior to receiving all benefits outlined in this paragraph, the remaining payments shall be made pursuant to the provisions of Quist's will.

13.  Parol Agreements.  This Agreement contains the entire contract between the parties, and any representations that may have heretofore been made by either party to the other are void. Neither party has relied on such prior representations in entering into this Agreement.

14.  Decisions of the Board of Directors and Litigation. Decisions and determinations as contemplated in this Agreement regarding Quist shall be made by majority vote of the Board of Directors of the Company. If Quist is a member of such Board, he shall be recused from voting. In any litigation arising from disputes involving this Agreement, the Attorneys' fees for Quist shall be paid by the Company, provided Quist is the prevailing party in such litigation.

15.  Obligations of the Agreement to be Joint and Several. The obligations of this Agreement are to be joint and several to the Company and each of its subsidiaries. Notwithstanding the forgoing, and not in any way limiting the forgoing joint and several liability, the primary obligor shall be the Company.

16.  Notices. Any notices required to be given hereunder shall be deemed officially given if sent by certified mail to 5300 South 360 West, Second Floor, Salt Lake City, Utah 84123, or to such other addresses as either party may hereafter designate by notice given in the same manner.

17.  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements between the parties, both written and oral, relating to the subject matter hereof and may not be altered, amended or modified except in writing signed by a duly authorized officer of the Company and Quist.

18.  Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Utah, without regard to its conflict of laws doctrine.

19.  Counterparts. This Agreement may be executed in one or more counterparts, each of which, when taken together, shall be deemed to be an original, and each such counterpart shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SECURITY NATIONAL FINANCIAL CORPORATION

By: /s/ Norman Wilbur
Norman Wilbur, Director and Chairman, Compensation Committee

/s/ Scott M. Quist
Scott M. Quist